UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DraftKings Inc.

(Exact name of registrant as specified in its charter)

Nevada (State of incorporation or organization)	84-4052441 (I.R.S. Employer Identification No.)
222 Berkeley Street, 5th Floor Boston, MA (Address of Principal Executive Offices)	02116 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

DraftKings Inc. (f/k/a Diamond Eagle Acquisition Corp.) (the “Registrant”) hereby amends the registration statement on Form 8-A (File No. 001-38908) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2019.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Registrant and warrants to purchase Class A common stock (“warrants”).

Prior to April 23, 2020, the Registrant had units, a single class of common stock and warrants. On April 23, 2020, Diamond Eagle Acquisition Corp., our predecessor company (“DEAC”), consummated the business combination (the “Business Combination”) pursuant to the terms of: (i) the Business Combination Agreement (as amended by Amendment No. 1 thereto, dated April 7, 2020, the “Business Combination Agreement”) with DraftKings Inc., a Delaware corporation (“Old DK”), SBTech (Global) Limited, a company limited by shares, incorporated in Gibraltar and continued as a company under the Isle of Man Companies Act 2006, with registration number 014119V (“SBTech”), the shareholders of SBTech (the “SBT Sellers”), Shalom Meckenzie, in his capacity as the SBT Sellers’ Representative, DEAC NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of DEAC (“DEAC NV”) and DEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DEAC and (ii) the agreement and plan of merger, dated as of March 12, 2020, by and among DEAC and DEAC NV. In connection with the closing of the Business Combination, (i) DEAC merged with and into DEAC NV, with DEAC NV surviving the merger and changing its name to “DraftKings Inc.”, (ii) following the reincorporation, DEAC Merger Sub Inc., a wholly-owned subsidiary of DEAC, merged with and into Old DK, with Old DK surviving the merger (the “DK Merger”) and (iii) immediately following the DK Merger, the Registrant acquired all of the issued and outstanding share capital of SBT. Upon consummation of the foregoing transactions, Old DK and SBT became wholly-owned subsidiaries of the Registrant. In connection with the closing of the Business Combination, the issued and outstanding shares of DEAC’s Class A common stock were exchanged, on a one-for-one basis, for shares of DraftKings Class A common stock. Similarly, all of DEAC’s outstanding warrants became warrants to acquire shares of DraftKings Class A common stock on the same terms as DEAC’s warrants. In addition, the Registrant’s certificate of incorporation was amended and restated to, among other things, effect the reclassification and conversion of all of the Class A common stock and create a series of Class B common stock, and the Registrant’s board of directors approved the amendment and restatement of the Registrant’s bylaws.

The description of the Class A common stock and warrants set forth under the heading “Description of Securities” in the Registrant’s prospectus forming a part of its Registration Statement on Form S-1 (File No. 333-238051), originally filed with the U.S. Securities and Exchange Commission on May 6, 2020, as thereafter amended and supplemented from time to time (the “Registration Statement”), to which this Form 8-A relates is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein. The description of the Class A common stock and warrants is qualified in its entirety by reference to the Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2. Exhibits.

        The following exhibits are incorporated herein by reference:

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2020).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2020).

4.1	Form of Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2020).

4.2	Form of Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2020).

4.3	Warrant Agreement, dated May 10, 2019, by and between Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Diamond Eagle Acquisition Corp.’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 14, 2019).

4.4	Assignment and Assumption Agreement, dated April 23, 2020, by and among DraftKings Inc., DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DRAFTKINGS INC.

Date: June 29, 2020	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Chief Legal Officer and Secretary